UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

ING Life Insurance and Annuity Company
--------------------------------------
(Exact name of registrant as specified in its charter)

CONNECTICUT
(State of Incorporation)

333-130827, 333-130833, 333-133157, 333-133158,
333-162420, 333-166370, 333-180532
(Commission File Numbers)

#71-0294708
(IRS Employer Identification Number)

One Orange Way, Windsor, CT 06095-4774
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 860-580-4646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

This filing is made in accordance with Items No. 1.01 and 1.02 of Section 1 of Form 8-K:

The material agreements described below under November 2012 Transaction to which ING Life
 Insurance and Annuity Company (the “Company”) is a party were executed on November 13, 2012 and will be filed as exhibits to the Company’s 2012 Annual Report on Form 10-K.

Item 1.01	Entry into a Material Definitive Agreement
Item 1.02	Termination of a Material Definitive Agreement

Background:

In the first quarter of 2009, ING Groep N.V. (“ING”) reached an agreement, for itself and on behalf of certain ING affiliates including the Company, with The State of the Netherlands (the “Dutch
State”) on an Illiquid Assets Back-Up Facility (the “Back-Up Facility”) covering 80% of ING's Alt-
A residential mortgage-backed securities (“RMBS”). Under the terms of the Back-Up Facility, a full credit risk transfer to the Dutch State was realized on 80% of ING's Alt-A RMBS owned by
ING Bank, fsb and certain ING affiliates that are subsidiaries of ING U.S., Inc., including the
Company with an aggregate book value of $36.0 billion, including book value of $802.5 million of the Alt-A RMBS portfolio owned by the Company (with respect to the Company's portfolio, the
“Designated Securities Portfolio”) (the “ING-Dutch State Transaction”). As a result of the risk transfer, the Dutch State participates in 80% of any results of the ING Alt-A RMBS portfolio. The risk transfer to the Dutch State took place at a discount of approximately 10% of par value. In addition, under the Back-Up Facility, the Company and the Dutch State were obligated to pay other fees. Each ING company participating in the ING-Dutch State Transaction, including the Company remained the legal owner of 100% of its Alt-A RMBS portfolio and remained exposed to 20% of any results on its portfolio. The ING-Dutch State Transaction closed on March 31, 2009, with the risk transfer to the Dutch State taking effect as of January 26, 2009.

In order to implement that portion of the ING-Dutch State Transaction related to the Company's
Designated Securities Portfolio, the Company entered into a participation agreement dated as of
March 31, 2009 by and among itself and its affiliates, ING Support Holding B.V. (“ING Support
Holding”) and ING pursuant to which the Company conveyed to ING Support Holding an 80%
participation interest in its Designated Securities Portfolio and agreed to pay a periodic transaction fee (together with subsequent amendment, the “Participation Agreement”). As consideration for the participation interest conveyed under the Participation Agreement, ING Support Holding assigned to the Company, pursuant to the Deed of Assignment of Receivables among ING Support
Holding, the Company, the Dutch State and Stichting Derdengelden ING Support Holding (the
“Collection Foundation”) (the “Dutch State Obligation”) the right to receive payments from the
Dutch State under the Illiquid Assets Back-Up Facility dated as of March 31, 2009 related to the
Company's Designated Securities Portfolio among ING, ING Support Holding and the Dutch State
(together with subsequent amendment, the “Company Back-Up Facility”). Under the Company
Back-Up Facility, the Dutch State is obligated to pay certain periodic fees and make certain periodic payments with respect to the Company's Designated Securities Portfolio, and ING Support
Holding is obligated to pay a periodic guarantee fee and make periodic payments to the Dutch State equal to the distributions made with respect to the 80% participation interest in the Company's
Designated Securities Portfolio.

November 2012 Transaction:

In furtherance of the anticipated separation of ING U.S., Inc. and its subsidiaries from ING, the
Company and certain ING affiliates entered into agreements to restructure and effectively delink the Company and other subsidiaries of ING U.S., Inc. from the Back-Up Facility. The Company,
ING Support Holding, ING and ING Bank N.V. (“ING Bank”) entered into a Participation
Termination Agreement dated as of November 13, 2012 (the “Termination Agreement”) pursuant to which the Participation Agreement was terminated effective November 14, 2012. As consideration for such termination, on November 14, 2012 the Company discharged its obligation to pay ING
Support Holding the net present value of the transaction fee payment streams due under the
Participation Agreement (the “Transaction Fee Termination Amount”) by set-off against the
Company Back-up Facility Receivables Amount (as hereinafter defined) owed by ING Support
Holding to the Company, and the Company transferred legal title to 80% of the Company’s
Designated Securities Portfolio to ING Bank. From and after November 14, 2012 ING Bank will hold such transferred securities in a custody account for the benefit of the Dutch State. Pursuant to the terms of the Termination Agreement, the Company continues to own 20% of its Designated
Securities Portfolio (the “Retained 20%”) and going forward has the right to sell the Retained 20%
subject to a right of first refusal granted to ING Bank.

The Company, ING Support Holding, ING Bank, the Dutch State and the Collection Foundation
entered into a 2012 Deed of Assignment of IABF Receivables pursuant to which the Company sold the Dutch State Obligation with a carrying value of approximately $353.9 million as of September
30, 2012 to ING Support Holding on November 14, 2012, and as consideration for such transfer,
ING Support Holding paid to the Company the net present value of the payment streams due from the Dutch State under the Company Back-up Facility (the “Company Back-up Facility Receivables
Amount”) less the Transaction Fee Termination Amount owed by the Company to ING Support
Holding under the Termination Agreement.

The termination of the Participation Agreement and the sale of the Dutch State Obligation was immaterial to the results of operation and financial position of the Company.

ING Support Holding is a direct, wholly owned subsidiary of ING, a global financial services holding company based in The Netherlands. ING Bank is a direct, wholly owned subsidiary of
ING. The Company is an indirect, wholly-owned subsidiary of ING U.S., Inc. which is an indirect, wholly owned subsidiary of ING. ING U.S., Inc. and its subsidiaries constitute ING’s U.S.-based retirement, investment management and insurance operations, including the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on this 19th day of November, 2012 on its behalf by the undersigned hereunto duly authorized.

ING Life Insurance and Annuity Company (Registrant)

/s/Megan Huddleston Megan Huddleston Secretary